EXHIBIT 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS

	MAR 31	DEC 31
	2006	2005
	($000 omitted)
Investments, at market, partially restricted:
Short-term investments	176,404	206,717
Municipal bonds	220,580	211,895
Corporate and utility bonds	145,781	161,002
Foreign bonds	99,220	95,093
U.S. Government bonds	34,263	40,601
Equity securities	32,224	26,405
Mortgage-backed securities	278	281

	708,750	741,994

NOTE: These totals are the sum of three separate line item amounts on the condensed consolidated balance sheets contained herein as:

	MAR 31	DEC 31
	2006	2005
	($000 omitted)

Short-term investments	176,404	206,717
Investments — statutory reserve funds	457,663	449,475
Investments — other	74,683	85,802

	708,750	741,994